Independent Accountants' Consent


The Board of Directors
Broad National Bancorporation:

We consent to the incorporation by reference in the Registration Statement No. 33-28183 on form S-8, Registration Statement No. 333-26687 on Form S-8, Registration Statement No 333-36521 on Form S-8, Registration Statement No. 333-70935 on Form S-8 of Broad National Bancorporation of our report dated January 21, 1999, relating to the consolidated statements of condition of Broad National Bancorporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Broad National Bancorporation.


                                        /s/ KMPG LLP
                                        KPMG LLP


Short Hills, New Jersey
March29, 1999